------                            U.S. SECURITIES AND EXCHANGE COMMISSION                             ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB NUMBER: 3235-0287
[ ] CHECK THIS BOX IF NO                                                                              EXPIRES: DECEMBER 31, 2001
    LONGER SUBJECT TO         Filed pursuant to Section 16(a) of the Securities                       ESTIMATED AVERAGE BURDEN
    SECTION 16. FORM 4            Exchange Act of 1934, Section 17(a) of the                          HOURS PER RESPONSE.........0.5
    OR FORM 5 OBLIGATIONS         Public Utility Holding Company Act of 1935                          ------------------------------
    MAY CONTINUE. SEE              or Section 30(f) of the Investment Company
    INSTRUCTION 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. NAME AND ADDRESS OF REPORTING PERSON*      2. ISSUER NAME AND TICKER OR TRADING SYMBOL   6. RELATIONSHIP OF REPORTING PERSON
    Helsel        Brett           L.              F5 NETWORKS, INC. (ffiv)                      TO ISSUER (Check all applicable)
--------------------------------------------   ----------------------------------------------        Director          10% Owner
    (Last)        (First)         (Middle)     3. IRS OR SOCIAL SECURITY  4. STATEMENT FOR      ----               ---
    c/o F5 Networks, Inc.                         NUMBER OF REPORTING        MONTH/YEAR          X   Officer (give    Other (specify
    401 Elliott Avenue West                       PERSON, IF AN ENTITY       FEBRUARY 2002      ---- title below)  --- below)
--------------------------------------------      (VOLUNTARY)             -------------------
                  (Street)                                                5. IF AMENDMENT,           Chief Technology Officer
    Seattle       WA                98119                                    DATE OF ORIGINAL   ------------------------------------
--------------------------------------------                                 (MONTH/YEAR)
    (City)        (State)           (Zip)                                                    7. INDIVIDUAL OR JOINT/GROUP FILING
                                                                          -------------------   (Check Applicable Line)
                                                                                                 X    Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                                   TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. TITLE OF SECURITY           2. TRANS-   3. TRANS-    4. SECURITIES ACQUIRED (A)  5. AMOUNT OF        6. OWNERSHIP  7. NATURE OF
    (Instr. 3)                     ACTION      ACTION       OR DISPOSED OF (D)          SECURITIES          FORM:         INDIRECT
                                   DATE        CODE         (Instr. 3, 4 and 5)         BENEFICIALLY        DIRECT        BENEFICIAL
                                               (Instr. 8)                               OWNED AT            (D) OR        OWNERSHIP
                                  (Month/                                               END OF MONTH        INDIRECT      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                  2/25/02  S              3,261    D        $23.08                              D
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock                  2/25/02  M             13,739    A         $7.00                              D
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Avg. price
    Common Stock                  2/25/02  S             13,739    D       of $23.14       111,333              D
------------------------------------------------------------------------------------------------------------------------------------
                                                                                               150              I          By Trust
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                    SEC 1474 (3-99)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                  (Print or Type Responses)

FORM 29961


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
                                                    Code     V  (A)     (D)    Date    Expira-    Title   Amount or
                                                                               Exer-   tion               Number of
                                                                               cisable Date               Shares
------------------------------------------------------------------------------------------------------------------------------------
    Common Stock             $7.00        2/25/02     M               13,739   5/27/01 4/27/11    Common  13,739
                                                                                                  Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

--------------------------------------------------------------------------
                               D
--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                                                                                         /s/ Brett Helsel                3/4/02
Note: File three copies of this Form, one of which must be manually signed.       -------------------------------    ---------------
If space is insufficient, see Instruction 6 for procedure.                        **Signature of Reporting Person    Date

Potential persons who are to respond to the collection of information                                                         Page 2
contained in this form are not required to respond unless the form                                                   SEC 1474 (3-99)
displays a currently valid OMB Number.

FORM 29963